UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ____)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Command Center, Inc.
Name of the Registrant as Specified In Its Charter

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

	4.	Date Filed:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Post Falls, Idaho
December 15, 2008

Dear Shareholders:

It is our pleasure to invite you to the annual shareholders meeting of Command Center, Inc. to be held at Templin’s Red Lion Resort in Post Falls Idaho on Tuesday, January 20, 2009 at 10 a.m. (Pacific Standard Time).

The matters to be acted on are described in the accompanying Notice of Annual Meeting and Proxy Statement.

I look forward to seeing each of you at the shareholders meeting.  We will report on Company operations and respond to questions you may have.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED.  PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED.  IF YOU ATTEND THE MEETING, YOU WILL HAVE THE RIGHT TO VOTE YOUR SHARES IN PERSON.

Very truly yours,

Glenn Welstad, President and Chief Executive Officer

COMMAND CENTER, INC.
3773 W. Fifth Avenue
Post Falls, Idaho  83854

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 20, 2009

To the Shareholders:

The Annual Meeting of Shareholders of Command Center, Inc., a Washington corporation, will be held at Templin’s Red Lion Resort, 414 East First Avenue, Post Falls, Idaho 83854 on Tuesday, January 20, 2009 at 10 a.m. (Pacific Standard Time) for the following purposes:

1.	to elect 5 directors to serve until the next annual meeting of shareholders, and until their respective successors are elected and qualified;
2.	to approve the 2008 Stock Incentive Plan;
3.	to approve the 2008 Employee Stock Purchase Plan;
4.	to ratify the selection of DeCoria Maichel & Teague, P.S. as the independent accountants for the Company for the fiscal year ending December 26, 2008; and
5.	to transact such other business as may properly come before the meeting.

Our Board of Directors recommend a vote For Items 1 through 4.  Only shareholders of record at the close of business on December 2, 2008 will be entitled to notice of, and to vote at, the annual meeting and any adjournments thereof.

By Order of the Board of Directors

Brad E. Herr
Secretary

Post Falls, Idaho
December 15, 2008

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED.  PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTE IS COUNTED.  IF YOU ATTEND THE MEETING, YOU WILL HAVE THE RIGHT TO VOTE YOUR SHARES IN PERSON.

Beneficial Shareholders.  If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

IMPORTANT NOTICE:  The Proxy Statement for the meeting to be held on January 20, 2009 and our Form 10-KSB for the fiscal year ended December 28, 2007 are attached and are also available on our website at www.commandonline.com. Financial and other information concerning Command Center, Inc. is contained in the 2007 Form 10-KSB.

COMMAND CENTER, INC.
3773 W. Fifth Avenue
Post Falls, Idaho 83854

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
Tuesday, January 20, 2009

The Board of Directors of Command Center, Inc., a Washington corporation, (the “Company”) is soliciting your proxy to vote your shares at the 2009 Annual Meeting of Shareholders of the Company to be held at 10 a.m. (Pacific Standard Time) on Tuesday, January 20, 2009, at Templin’s Red Lion Resort, 414 East First Avenue, Post Falls, Idaho 83854, and at any adjournment thereof. This proxy statement contains the required information under the rules of the Securities and Exchange Commission and is designed to assist you in voting your shares.  We are first mailing this proxy statement on or about December 15, 2008.

Revocation of Proxies. If you execute a proxy, you will retain the right to revoke it at any time before it is voted. You may revoke or change your proxy before it is voted by (i) delivering a written revocation to the Corporate Secretary of the Company at 3773 W. Fifth Avenue, Post Falls, Idaho 83854 prior to the annual meeting; (ii) executing and delivering a proxy with a later date prior to the annual meeting; (iii) delivering a written request in person to return the executed proxy prior to the annual meeting; or, (iv) attending and voting in person at the annual meeting. Your right to revoke your proxy is not limited by or subject to compliance with a specified formal procedure, but you should follow one of the methods listed above so that the number of shares represented by proxy can be recomputed.  Attendance at the meeting, in and of itself, will not constitute a revocation of a proxy.

Voting of Proxies. If you properly execute and return the enclosed proxy card, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. We urge you to specify your choices by marking the appropriate box on the enclosed proxy card; if you sign and return the proxy card without indicating your instructions, your shares will be voted FOR PROPOSAL 1 (the election of directors nominated by the Board of Directors), FOR PROPOSAL 2 (approval of the 2008 Incentive Stock Plan), FOR PROPOSAL 3 (approval of the 2008 Employee Stock Purchase Plan), and FOR PROPOSAL 4 (ratification of selection of DeCoria Maichel & Teague, P.S. as our independent registered public accounting firm) and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors. In the vote on the election of the directors (Proposal 1), you may vote “For” all or some of the nominees or your vote may be “Withheld” with respect to one or more of the nominees. For the proposals to approve the 2008 Incentive Stock Plan (Proposal 2), approve the 2008 Employee Stock Purchase Plan (Proposal 3), and ratify the selection of DeCoria Maichel & Teague, P.S. as our independent registered accounting firm (Proposal 4), you may vote “For”, “Against,” or “Abstain”.

Quorum. A quorum is necessary to hold a valid meeting. If shareholders entitled to cast at least a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy, a quorum will exist. Shares represented by proxies containing an abstention as to any matter will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Similarly, shares held by brokers or nominees for the accounts of others as to which voting instructions have not been given for that matter and for which the broker does not have discretionary voting authority for that matter (“Broker Non-Votes”) will be treated as shares that are present and entitled to vote for purposes of determining a quorum. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the proposals regarding the election of directors and the ratification of the selection of the independent registered accounting firm.

Voting Requirements to Approve Each Proposal. The 5 nominees for election as directors who receive the greatest number of votes cast will be elected directors. There is no cumulative voting for the Company’s directors. The proposals to approve the 2008 Incentive Stock Plan, approve the 2008 Employee Stock Purchase Plan, and ratify the appointment of DeCoria Maichel & Teague, P.S. as the Company’s independent registered accounting firm will be approved under Washington law if the number of votes cast “For” the matter exceeds the number of votes cast “Against” the matter, provided a quorum is present.

Effect of Abstentions, Withheld Votes and Broker Non-Votes. Abstentions, withheld votes and Broker Non-Votes will have no practical effect in the election of directors, in the approval of the 2008 Incentive Stock Plan, in the approval of the 2008 Employee Stock Purchase Plan, and in the ratification of the appointment of DeCoria Maichel & Teague, P.S. as the Company’s independent registered accounting firm because abstentions, withheld votes and Broker Non-Votes do not represent votes cast “For” or “Against” the respective proposal.  Proxies and ballots will be received and tabulated by Columbia Stock Transfer Company, our transfer agent and the inspector of elections for the Annual Meeting.

Record Date. Shareholders of record at the close of business on December 2, 2008, are entitled to vote at the Annual Meeting. On December 2, 2008, the Company had 36,290,053 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote.

Discretionary Authority. If any nominee for director is unable to serve or for good cause will not serve, or if any matters not specified in this proxy statement come before the meeting, eligible shares will be voted as specified by the named proxies pursuant to discretionary authority granted in the proxy. At the time this proxy statement was printed, we were not aware of any other matters to be voted on.

Solicitation of Proxies. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services.  The Company will bear the expense of preparing, printing, and mailing this proxy statement and the proxies we solicit.  Proxies will be solicited by mail and may also be solicited by directors, officers and employees in person.

Mailing and Forwarding of Proxy Materials. On or about December 15, 2008, we first mailed this proxy statement and the enclosed proxy card to shareholders. We will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of the common stock as of the record date and will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur as a result of forwarding the proxy materials.  Your cooperation in promptly voting your shares and submitting your proxy will help avoid additional expense.

Executive Offices. The principal executive office of the Company is located at 3773 W. Fifth Avenue, Post Falls, Idaho 83854. The mailing address of the principal executive office is 3773 W. Fifth Avenue, Post Falls, Idaho 83854. The telephone number for the Company is (208) 773-7450.

PROPOSAL 1.  ELECTION OF DIRECTORS

The Company’s directors are elected at each annual meeting of shareholders to serve until their successors are elected and qualified, or until they resign or are removed or are otherwise disqualified to serve.

The Company’s Board of Directors currently consists of 5 directors. The Board of Directors has nominated the following persons for election as directors, all of whom are currently directors. The Board of Directors recommends a vote for each of the nominees.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the re-elections of the nominees, as listed below, each of whom has consented to continue to serve as a director if elected.  Proxies cannot be voted for a greater number of persons than the number of nominees named. The nominees are as follows:

Glenn Welstad, 65, has served as Chairman of the Board since 2005.  Mr. Welstad founded Command Staffing, LLC, and Harborview Software, Inc., and has been our President, Chief Executive Officer and a director since 2003.  Glenn Welstad was a founder of Labor Ready, Inc. and served as its Chief Executive Officer and President, until his retirement in 2000.  Prior to founding Labor Ready, Glen Welstad was a successful restaurateur and owned a number of Hardees and Village Inn franchises.  Glenn Welstad is the father of Todd Welstad.

Brad E. Herr, 54 has served as our Chief Financial Officer since December 19, 2006, and as Secretary and a director since November 9, 2005.   From 1993 through 1996, and from June 2001 through March 2002, Mr. Herr practiced law in the firm of Brad E. Herr, P.S.  From June 1996 through June 2001, and from January 1, 2004 through December 1, 2006,  Mr. Herr was employed at AC Data Systems, Inc. (AC Data) in Post Falls, Idaho, where he was Director of Finance (1996 through 1998), Vice-President - Business Development (1998 through June 2001), and President (2004 through 2006).  AC Data is a privately held manufacturing business engaged in the design, manufacture and sale of surge suppression products marketed primarily to the telecommunications industry.  Mr. Herr graduated from the University of Montana with a Bachelor of Science Degree in Business Accounting in 1977, and a Juris Doctorate in 1983. In May 2005, Mr. Herr received a Masters Degree in Business Administration from Gonzaga University.

Mr. Herr is licensed as a Certified Public Accountant in the State of Montana.  Mr. Herr also maintains inactive status as a lawyer in the states of Washington and Montana.  Mr. Herr serves as a Director of Genesis Financial, Inc., a publicly traded financial services business located in Spokane, Washington.

Todd Welstad, 40, is our Executive Vice President, Chief Information Officer, and a director, and has served in those capacities since 2003. Mr. Welstad served as Chief Information Officer of Labor Ready, Inc. from August 1993 through 2001.  Before joining us, Mr. Welstad worked in the temporary labor industry as owner/operator and was employed by Harborview Software, Inc., as Vice President in the development of the software used in temporary labor store operations.  Todd Welstad is the son of Glenn Welstad.

John Schneller, 42, was appointed to the Board on June 23, 2008.  Mr. Schneller is currently a partner at the investment banking firm of Scura, Rise & Partners, LLC.  Prior to joining Scura, Rise & Partners, LLC, Mr. Schneller served from 2002 to 2007 as an investment analyst at Knott Partners, a multi-billion dollar, value-based, New York hedge fund. Mr. Schneller's area of expertise was analysis and investing in micro-to-mid-cap securities with emphasis in the fields of intellectual property, technology, content distribution, nanotechnology, healthcare, non-bank financials, business services, brokers, asset managers and insurance companies, packaging and retail.

Prior to Knott Partners, Mr. Schneller served from 2000–2001 as Executive Director and Senior Research Analyst at CIBC World Markets. Prior to CIBC, from 1997 – 2000, he served as Vice President and Senior Research Analyst at Stephens Inc., a multi-disciplined investment and  merchant bank, where he focused on Business Services, IT Services, Marketing Services and various software applications. Mr. Schneller was an Associate Analyst at Donaldson, Lufkin & Jenrette, from 1996 – 1997, where he focused on Business Services and Photography and Electronic Imaging.

Mr. Schneller received his B.A. in History from the University of Massachusetts at Amherst, a Masters degree in Public Administration from Suffolk University in Boston and a Masters degree in Business Administration from the Johnson Graduate School of Management at Cornell University.

Ralph E. Peterson, 74, was appointed to the Board as an independent director in November 2007 and chairs the Board’s Audit Committee.  From 2002 until 2006, Mr. Peterson was a partner with a mid-sized venture capital firm. Previously, Mr. Peterson held leadership roles with Labor Ready, Inc., a publicly traded staffing Company, where he was a member of its Board of Directors and served as its Chief Financial Officer and EVP of Corporate and Business Development. He also spent more than 20 years in the restaurant industry, first as an officer of Hardee’s Food Systems, Inc., a $4 billion diversified food company, operating 1,000 Company owned and 3,000 franchised fast food restaurants, and subsequently as the Chief Financial Officer of Rax Restaurants, Inc., a restaurant chain operating 100 company-owned and 250 franchised restaurants. Mr. Peterson received his MBA from the University of North Carolina's MBA Program, as well as a MS in Finance and Management and a BS in Accounting from Northern Illinois University.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL 5
NOMINEES FOR THE BOARD OF DIRECTORS.

PROPOSAL 2.  APPROVAL OF THE 2008 STOCK INCENTIVE PLAN

At the Annual Meeting, the shareholders will be asked to approve the Company’s 2008 Stock Incentive Plan (the “Plan”).  Subject to shareholder approval, the Board approved the Plan on October 24, 2008.  If the shareholders approve the Plan, it will become effective on the day of the Annual Meeting.

The principal provisions of the Plan are summarized below.  A copy of the actual Plan is attached to the electronic copy of this Proxy Statement as filed with the Securities and Exchange Commission and which may be accessed from the SEC’s website (www.sec.gov) or on our website at www.commandonline.com.  Additionally, a copy of the Plan may be obtained from the Company by written request to:  Command Center, Inc., Attn: Investor Relations, 3773 W. Fifth Avenue, Post Falls, ID 83854.

We operate in a competitive market and our success depends in large part on our ability to attract, retain and reward employees, advisors, officers and directors of the highest caliber across the entire organization.  To be able to do so we must offer competitive compensation.  We believe that providing equity compensation to our employees, advisors, consultants, officer and directors is an important component of total compensation in order to give them a sense of ownership and align their interests with all shareholders.  The Plan provides the Board’s Compensation Committee with a sufficient range of tools and flexibility to help it make effective use of the shares authorized for incentive purposes.

The Board believes that the Plan will serve a critical role in attracting and motivating high caliber employees, directors, advisors and consultants that will be essential to our future success.  Therefore, our Board urges you to vote to approve the adoption of the Plan.

Description of the 2008 Stock Incentive Plan

Purpose.  The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of the members of the Board, employees, officers, executives, advisors, consultants and independent contractors, to those of Company shareholders and by providing such persons with an incentive for outstanding performance to generate superior returns to Company shareholders.

General.  The Plan becomes effective on the date that it is approved by the shareholders and terminates on the seventh anniversary after the effective date.  Awards outstanding on the termination date remain in effect according to the terms of the Plan and any award agreement.  Awards that may be granted pursuant to the Plan include stock options (both incentive stock options and nonqualified options), performance shares and restricted stock grants.  Subject to adjustment as provided in the Plan, the aggregate number of shares of Common Stock reserved and available for the award of stock options during the life of the Plan is 6,400,000.  Awards that terminate, expire or lapse will again become available for awards.

Administration.  The Plan will be administered by the Board or a committee of the Board.  The Board of Directors of the Company has designated the Compensation Committee as the administrator of the Plan. In this summary, the word “Committee” is used to denote the administrator of the Plan, whether the administrator is the Compensation Committee, some other committee of the Board, or the entire Board.  The Plan authorizes the Committee to designate participants to receive awards, determine the type and number of awards and the number of shares to which an award relates, determine the terms of each award and make other decisions and determinations as set forth in the Plan.  All decisions and determinations of the Committee and the Committee’s interpretation of the Plan are final and binding and upon all parties, including participants.

Eligibility.  Persons eligible to participant in the Plan include all members of the Board, officers, employees, advisors, executives, consultants, independent contractors (and their employees and agents) and other persons who provide services to the Company.  All grants shall be made at the discretion of the Committee and no individual shall have the right to receive an award.  As of December 10, 2008, we had approximately 223 employees, including 5 executive officers and 2 independent directors who would be eligible to receive awards under the Plan.

Stock Option Awards.  The following terms apply to stock option awards:

Awards. All options awarded will be evidenced by a written award agreement between the participant and the Company.  The term of any option granted will not exceed 10 years.

Exercise Price. The exercise price for each share of stock pursuant to an option award will be determined by the Committee, but will be not less than the fair market value as of the date of the grant (or 110% of the fair market value if the award is granted to an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the total combined voting power of all classes of capital stock of the Company).  If at the time, the stock is listed on any stock exchange or NASDAQ or traded in the over-the-counter market, then fair market value is the closing selling price on the date in question.  If traded in the over-the-counter market and the closing selling price is not available, then (i) fair market value will be the average of the highest bid and lowest asked prices or (ii) if no bid or asked prices are available, then fair market value will be the closing selling price (or the average of the highest bid and lowest asked prices) on the last preceding day for which such quotes exist.  The common stock price as of December 10, 2008 was $0.18 per share.

Incentive Stock Options. Incentive stock options may be granted only to employees of the Company and will lapse within three months after the employee ceases providing services to the Company; however, if the employee is discharged for cause (as that term is defined in the Plan) or commits acts detrimental to the Company, then the Committee may immediately void the options.  If employment of a participant ends as a result of disability or death, then the options will lapse on the earlier of the scheduled termination date or 12 months after termination of employment.

Non-Qualified Stock Options. Unless otherwise specified in an award agreement, non-qualified stock options will lapse upon the participant ceasing to provide services to the Company.

Performance Shares.  Performance shares are rights granted to a participant to receive cash, stock or other awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.  The Committee may award performance shares upon such terms and conditions as it may select.  All grants of performance shares shall be evidenced by an award agreement between the participant and the Company.  The Committee may elect to immediately void any award of performance shares if the participant ceases providing services to the Company.

Restricted Stock Awards.  The Committee may make such awards of restricted stock to participants in such amounts and subject to such terms and conditions as the Committee shall determine.  All awards of restricted stock will be evidenced by a written restricted stock award agreement between the participant and the Company.  If certificates representing shares of restricted stock are registered in the name of the participant, the certificates will bear an appropriate legend referring to the terms, conditions and restrictions applicable and the Company may retain possession of the certificates until the restrictions lapse.  Unless otherwise determined by the Committee at the time of an award, restricted stock will be forfeited immediately if the participant ceases providing services to the Company.

Payment by Participants.  Awards granted under the Plan may be settled upon exercise by payment in cash, by delivery of shares of the Company valued at fair market value, by cashless exercise of the award, or by any combination of these methods or other method authorized by the Plan or by the Committee.

Limitations on Transfer.  No award may be transferred or otherwise disposed of by any participant, except by will or the laws of descent and distribution.  Additionally, no rights or interest of a participant in any award may be pledged or encumbered, except to the Company, nor shall any award be subject to any lien, obligation or other liability of a participant.

Change in Control.  If a change in control of the Company (as defined in the Plan) occurs, the Committee is authorized in its discretion to cause all outstanding awards to become exercisable and all restrictions on awards to lapse.

Change in Capital Structure.  In the event of any change in the number of shares outstanding as the result of any Company stock dividend or split, recapitalization, merger, consolidation, combination or exchange, the maximum aggregate number of shares available for awards under the Plan, the number of shares subject to any award and the exercise price of each share included in an award will be appropriately adjusted by the Committee.

Amendment, Modification or Termination.  The Board is authorized, without action by the shareholders, to amend, make additions to, suspend or terminate the Plan as it deems necessary or appropriate and in the best interest of the Company.  However, the Board must obtain the consent of an award holder before taking any action that adversely impairs the right of such holder and obtain shareholder approval for any amendment which increases the aggregate number of shares subject to the Plan, or for any amendment where shareholder approval is otherwise required by law.

Indemnification.  Each member of the Committee and the Board will be indemnified and held harmless by the Company for any loss, cost or liability incurred or sustained in connection with the Plan, all as set forth in the Plan.

Compliance with Laws.  The Company will have no liability to deliver any shares or to make any award unless such delivery or award complies with all applicable laws and regulations, including the Securities Exchange Act and the Internal Revenue Code, and all applicable requirements of any stock exchange, NASDAQ or similar entity.

Mediation and Arbitration.  The Plan includes provisions for mediation and arbitration of all claims and disputes directly or indirectly related to any award.  Mediation and arbitration are subject to the applicable commercial rules of the American Arbitration Association.

Federal Income Tax Consequences. The grant of an option will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an incentive stock option, except that the alternative minimum tax may apply. Upon exercise of an option other than an incentive stock option, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price.

Upon a disposition of shares acquired by exercise of an incentive stock option before the end of the applicable incentive stock option holding periods, the participant generally must recognize ordinary income equal to the lesser of (1) the fair market value of the shares at the date of exercise minus the exercise price or (2) the amount realized upon the disposition of the incentive stock option shares minus the exercise price. Otherwise, a participant’s disposition of shares acquired upon the exercise of an option (including an incentive stock option for which the incentive stock option holding periods are met) generally will result in only capital gain or loss.

Other awards under the Plan, including non-qualified options, performance shares and restricted stock award, generally will result in ordinary income to the participant at the later of the time of delivery of cash, shares, or other awards, or the time that either the risk of forfeiture or restriction on transferability lapses on previously delivered cash, shares, or other awards. The Company will have withholding and employment tax obligations at that time.  Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, stock appreciation rights, or other award, but will be entitled to no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an incentive stock option if the participant holds the shares for the incentive stock option holding periods.

Section 162(m) generally allows the Company to obtain tax deductions without limit for performance-based compensation. The Company intends that any options granted under the Plan will qualify as performance-based compensation not subject to Section 162(m)’s $1 million deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. In addition, other awards under the Plan, such as restricted stock and other stock-based awards, generally may not qualify, so that compensation paid to executive officers in connection with such awards may not be deductible.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan, particularly in jurisdictions outside the United States.

No new plan benefits table for the plan is included in this document.  No awards will be granted under the Plan prior to its approval by the shareholders of the Company.  All awards under the Plan will be granted as the discretion of the Compensation Committee and the Board, and, accordingly, the amount of such awards to be issued are not yet determinable.  Discretionary awards may be made under the Plan to directors, employees, executive officers, and independent contractors, but there are no awards currently approved or pending.  In addition, the amounts that would have been allocated under the Plan if it had been in effect during fiscal year 2007 cannot be determined.

The Board believes that the adoption of the Plan is in the best interest of the Company and its shareholders for the reasons stated above.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
APPROVAL OF THE 2008 INCENTIVE STOCK PLAN.

PROPOSAL 3.	APPROVAL OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN

At the Annual Meeting, the shareholders will be asked to approve the Company’s 2008 Employee Stock Purchase Plan (the “ESPP”).  Subject to shareholder approval, the Board approved the Plan on October 24, 2008.  If the shareholders approve the Plan, it will become effective on the day of the Annual Meeting.

The 2008 Employee Stock Purchase Plan (“ESPP”) is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue code (the “Code”) and would provide eligible employees with an opportunity to purchase our common stock through payroll deductions.

The principal provisions of the ESPP are summarized below.  A copy of the ESPP which is attached to the electronic copy of this Proxy Statement as filed with the Securities and Exchange Commission and may be accessed from the SEC’s website (www.sec.gov) or on our website at www.commandonline.com.  Additionally, a copy of the ESPP may be obtained from the Company by written request to:  Command Center, Inc., Attn: Investor Relations, 3773 W. Fifth Avenue, Post Falls, ID 83854.

Description of the 2008 Employee Stock Purchase Plan.

General.  The purpose of the ESPP is to provide to eligible employees of the Company a convenient method for becoming shareholders.  The ESPP will become effective upon approval by the shareholders and will terminate on December 31, 2014.  Shares offered under the ESPP will be common stock of the Company, $0.001 par value, from shares reserved by the Company for the ESPP.  The maximum number of shares that will be offered under the ESPP is 1,000,000 shares.

Administration.  The ESPP is administered by the Board.  The Board may delegate any or all of its administrative authority to a committee of the Board or an officer of the Company.  There will be 12 separate consecutive six-month offerings pursuant to the ESPP.  The first six month period will commence upon approval of the ESPP by the shareholders and thereafter offerings will commence on each subsequent July 1 and January 1 with the final offering beginning on July 1, 2014.

Eligibility.  Except as explained below, any fulltime, regular employee of the Company is eligible to participate in the ESPP, subject to signing an enrollment agreement and other necessary papers.  However, no employee shall be permitted to subscribe for shares (i) if that employee after subscription would own shares possessing 5% or more of the total combined voting power or value of all classes of shares issued by the Company, or (ii) to the extent that the fair market value of shares subscribed pursuant to the ESPP would exceed $25,000 in any calendar year.  As of December 10, 2008, we had approximately 223 employees who would be eligible to participate in the ESPP.

Participation.  Payments for participation are made via payroll deduction and the employee may choose to participate in any offering at 2%, 4%, 6%, 8% or 10% of base pay.  Payroll deductions accruing to an employee’s account during a six month offering period will be utilized immediately at the end of the period to purchase shares for the employee from common shares reserved by the Company for that purpose. The number of shares purchased will be the number of whole shares as the employee’s accumulated payroll deductions will pay for at the price determined under the ESPP.  Interest will not be paid on funds deducted and held in an employee’s ESPP account.  The employee assumes the risk of any market fluctuations in the price of the shares.

Brokerage Account.  Shares purchased by each participant will be deposited into an account in the name of the participant at a stock brokerage or other financial services firm designated by the Company.  To the extent permitted by applicable laws, the employee may choose to establish the brokerage account jointly with one other person designated by the employee, as joint tenants with right of survivorship, tenants in common or as community property.

Price.  The purchase price per share will be 85% of the fair market value of the stock, determined either on the first business day or the last business day of the six month period, whichever price is less.  The stock price as of December 10, 2008 was $0.18 per share of common stock.

Amendment of the Plan.  The Board shall have the right to amend, modify, or terminate the Plan at any time without notice, provided that no employee’s existing rights under any offering already made under the Plan are adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in the Plan with respect to certain changes in capitalization of the Company, increase the total number of shares to be offered to a greater number, unless shareholder approval is obtained therefore.

United States Federal Income Tax Awards under the ESPP.  The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.  Under a plan which so qualifies, a participant recognizes no taxable income upon either the grant or the exercise of the purchase rights.  The participant will not recognize taxable income until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.

The tax treatment of a sale or disposition of shares acquired under the ESPP will depend on whether the “holding period” requirements are satisfied.  Generally, these requirements are satisfied if a participant does not sell or dispose of shares acquired in a given purchase period within two years after the beginning of such period, or within one year after the end of such period.

If a participant sells or disposes of shares before the holding period requirements are satisfied with respect to such shares, then the participant will recognize ordinary income at the time of such sale or disposition equal to the fair market value of the stock on the date the option was exercised over the exercise price for such shares. Any gain in excess of this amount can be treated as capital gain.

If a participant sells or disposes of shares after the holding period requirements are satisfied with respect to such shares, or if the participant owns shares acquired under the ESPP at the time of death regardless of whether the holding period requirements are satisfied, then the participant will have ordinary income equal the lesser of: (1) the fair market value of such shares on the date of death minus the option price or (2) the fair market value of such shares on the first day of the purchase period from which they were acquired minus the option price.

The Company is not allowed any deductions upon either the grant or exercise of the purchase rights.  If the holding period requirements are not satisfied with respect to the sale or disposition of any shares acquired under the ESPP or if a participant owns shares acquired under the ESPP at the time of death, then the Company will be entitled to a tax deduction in the year of such sale or disposition equal to the amount of ordinary income recognized by the participant at such time.  In all other cases, the Company is not entitled to a tax deduction.

This general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the ESPP. Different tax rules may apply to specific participants and transactions under the ESPP, particularly in jurisdictions outside the United States.

Benefits to Executive Officers.  No new plan benefits table for the ESPP is included in this document.  Participation in the ESPP is voluntary and is independent on each eligible employee’s election to participate and his or her determination as to the level of payroll deduction.  Accordingly, future purchases under the ESPP are not determinable.  In addition, the amounts that would have been allocated under the ESPP if it had been in effect during fiscal year 2007 cannot be determined.  No purchases have been made under the ESPP since its adoption by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
APPROVAL OF THE 2008 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 4.	RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed DeCoria Maichel & Teague, P.S. (“dm-t”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 26, 2008.  Services provided by dm-t to the Company in fiscal 2007 and 2006 are described below.  A representative of dm-t will be present at the Annual Meeting to respond to appropriate questions by shareholders and will have the opportunity to make a statement if desired.  The ratification of the Board’s selection of dm-t as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2008 will be approved if the number of votes cast in favor of the ratification exceeds the numbers of votes cast against ratification.  Proxies will be voted “FOR” the ratification of the appointment of dm-t as the Company’s independent registered public accounting firm for fiscal 2008 unless other instructions are indicated on your proxy.  In the event shareholders do not ratify the appointment, the Audit Committee will reconsider the appointment.  The Audit Committee reserves the right to change its independent registered public accounting firm without seeking shareholder approval if it determines that such change is in the best interests of the Company.

Fees Paid to Independent Registered Public Accountant for Fiscal Years 2007 and 2006.

The Board of Directors reviews and approves audit and permissible non-audit services performed by its independent auditors, as well as the fees charged for such services.  In its review of non-audit service fees and the appointment of its independent auditors as the Company's independent accountants, the Board of Directors considered whether the provision of such services is compatible with maintaining its auditors' independence.  All of the services provided and fees charged by its independent auditors in 2007 and 2006 were pre-approved by the Board of Directors.  Upon the recent appointment of the Audit Committee, these functions will now be performed by the Audit Committee.

Audit Fees.  The aggregate fees billed by dm-t for professional services for the audit of the annual financial statements of the Company and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-QSB for 2007 and 2006 were $137,588 and $133,490, respectively.

Audit-Related Fees.  Other fees billed by dm-t for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under “Audit Fees” above for 2007 and 2006 were $5,000 and $5,200, respectively.  These fees were for review of the Form 10-KSB.

Tax Fees.  The aggregate fees billed by dm-t for professional services for tax compliance billed in 2007 and 2006 were $18,400 and $3,560, respectively.

All Other Fees.  There were no fees billed by dm-t during 2007 and 2006 for any other products or services provided.

The services described above were approved by the Board pursuant to the policy described below; the Board did not rely on any of the exceptions to pre-approval under Rule 2 01(c)(7)(i)(C) under Regulation S-X.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee will pre-approve all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement of the independent accountants with respect to such services.  Prior to appointment of the Audit Committee, the Board of Directors approved such services.  The Company’s independent accountants may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations, and that the accountants’ independence will not be materially impaired as a result of having provided such services.  In making this determination, the Audit Committee takes into consideration whether a reasonable investor, knowing all relevant facts and circumstances would conclude that the accountants’ exercise of objective and impartial judgment on all issues encompassed within the accountants’ engagement would be materially impaired.  The Audit Committee may delegate its approval authority to pre-approve services provided by the independent accountants to one or more of the members of the Audit Committee, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE
SELECTION OF DECORIA MAICHEL & TEAGUE, P.S. AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

CORPORATE GOVERNANCE

Our Company’s corporate governance documents described below are available on our website at www.commandonline.com.

At least annually, each director and executive officer of the Company is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest in the Company.

Related Person Transactions.

Related Person Transactions are defined to include transactions, arrangements or relationships in which the Company is a participant, the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last 3 completed fiscal years, and in which a Related Person had or will have a direct or indirect material interest. “Related Persons” is defined to include directors, executive officers, director nominees, beneficial owners of more than 5% of the Company’s common stock and members of their immediate families. A Related Person Transaction must be reported to the Company’s General Counsel and reviewed and approved by the Board of Directors or the Audit Committee. Under certain circumstances a transaction may be approved by the Chair of the Audit Committee subject to ratification by the full Committee at its next meeting. In determining whether to approve or ratify a Related Person Transaction, the Committee or the Board, as appropriate, may review and consider:

•	the Related Person’s interest in the Related Person Transaction;
•	the approximate dollar value of the amount involved in the Related Person Transaction;
•	the approximate dollar value of the amount of the Related Person’s interest in the Related Person Transaction without regard to the amount of any profit or loss;
•	whether the Related Person Transaction was undertaken in the ordinary course of business of the Company;
•
whether the Related Person Transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company of, the Related Person Transaction; and
•
any other information regarding the Related Person Transaction or the Related Person in the context of the proposed Related Person Transaction that would be material to investors in light of the circumstances of the particular transaction.

After reviewing all facts and circumstances, the Board of Directors or the Audit Committee may approve or ratify the Related Person Transaction only if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company.

Certain Relationships and Related Party Transactions.

Our Board has previously reviewed and approved the following Related Party Transactions:

Van Leases.  Glenn Welstad who is our President, Chief Executive Officer and a Director also owns Alligator LLC (“Alligator”), an automobile leasing company.  During fiscal year 2007 and a portion of 2008, Alligator provided approximately 16 vans and van drivers to the Company for use in transporting temporary workers to job sites at various locations within our sphere of operations.  We provide fuel for the vehicles and pay Alligator a lease payment for use of the vans (average of $1,000 per van per month), plus reimbursement for the cost of the drivers (approximately $2,500 per driver or per month).  During the fiscal year ended December 28, 2007, we paid Alligator $362,016.  As of December 28, 2007, the Company was current on the $85,372 balance owed to Alligator for van leases and drivers.  The Company expects to terminate the van leasing arrangement in the first quarter of 2009.

Viken Management.  From time-to-time in fiscal year 2007, we advanced funds to Viken Management, a company controlled by Glenn Welstad, to pay obligations of Viken that were incurred prior to the roll-up of the Company’s prior franchisees.  In the aggregate, $554,305 was advanced to Viken during the year.  On November 14, 2007, the Company and Mr. Welstad agreed to offset the balances due the Company against the balances owed Mr. Welstad, including the balance due Alligator for van lease costs and services through December 28, 2007.  Under this arrangement the payable and receivable net zero.

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. None of the current members of our Compensation Committee, nor any of their family members, has ever been one of our employees.

Going forward, our Audit Committee will review and report to our Board of Directors on any Related Party Transaction. From time to time, the independent members of our Board of Directors also may form an ad hoc committee to consider transactions and agreements in which a director or executive officer of our Company has a material interest. In considering Related Party Transactions, the members of our Audit Committee are guided by their fiduciary duties to our shareholders. Our Audit Committee does not currently have any written or oral policies or procedures regarding the review, approval and ratification of transactions with related parties.

Officer and Director Legal Proceedings.

The Company is involved in a pending lawsuit against Everyday Staffing, LLC and Michael J. Moothart. Such suit was filed in the Superior Court for the State of Washington, Spokane County, on August 15, 2008.  The Company is seeking indemnification and monetary damages resulting from Washington State tax assessments that arose prior to the Company’s acquisition of three Everyday Staffing, LLC locations.  The Chief Executive Officer of the Company, Glenn Welstad, has a minority interest in Everyday Staffing, LLC and therefore has an interest in such litigation that is adverse to the Company.  On December 8, 2008, Mr. Moothart filed a third party claim seeking indemnification against the members of Everyday Staffing, LLC, including Glenn Welstad.

Director Independence.

The Board affirmatively determines the independence of each director and nominee for election as a director in accordance with certain criteria, which include all elements of independence set forth in the related Securities and Exchange Commission Rules and Regulations and the NASDAQ Marketplace Rules.  As part of the Nominating and Governance Committee meetings and as they feel necessary or appropriate at full board meetings, the independent directors meet in executive session without management or any non-independent directors present.

Based on these standards and information provided in the Director and Officer Questionnaire, and by unanimous written consent dated December 10, 2008, the Board determined that each of the following non-employee directors is independent and has no material relationship with the Company, except as a director and shareholder of the Company:

John Schneller
Ralph E. Peterson

In making their determinations, the Board reviewed the following transactions, relationships or arrangements which were determined to be immaterial and not to impair the independence of the respective directors:

Prior to his nomination and election to the Board, Mr. Schneller received a finder’s fees of $67,921 and a warrant to purchase up to 116,435 shares of the Company’s Common Stock for the purchase price of $1.25 per share as a finder’s fee in connection with a PIPE transaction with MDB Capital Group, LLC.  The Board has determined that the finder’s fee paid does not impair Mr. Schneller’s independence in accordance with the NASDAQ Marketplace Rules and Rule 10A-3 under Section 301 of the Sarbanes-Oxley Act as the value of such finder’s fee was below $100,000 and paid prior to his nomination or election as a director.

In addition, based on Securities and Exchange Commission Rules and Regulations and NASDAQ Marketplace Rules, the Board affirmatively determined that: (a) Glenn Welstad is not independent because he is the President and Chief Executive Officer of the Company, (b) Brad E. Herr is not independent because he is the Chief Financial Officer and Secretary of the Company and (c) Todd Welstad is not independent because he is the Chief Information Officer and Executive Vice President of the Company.

Nominations for Directors.

Qualifications of Nominees.  The Nominating and Governance Committee charter grants such Committee the authority to determine the skills and qualifications required of directors and to develop criteria to be considered in selecting potential candidates for Board membership. Because the Nominating and Governance Committee has only recently been formed, neither the Committee nor the Board has established any minimum qualifications for nominees, but the Board does consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, experience in industry, finance, administration and operations) of each candidate, and the skills and expertise of its current members while taking into account the overall operating efficiency of the Board and its committees.

Nominee Identification and Evaluation.  The Board or the Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Board or the Nominating and Governance Committee will regularly assess the size of the Board, the need for particular expertise on the Board, the need for diversity on the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Board or the Nominating and Governance Committee will consider various potential candidates for director which may come to the Board or the Nominating and Governance Committee’s attention through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Board or the Nominating and Governance Committee and may be considered at any time during the year.

The Board or the Nominating and Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted.  Following verification of the shareholder status of persons proposing candidates, the Nominating and Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm in connection with the nomination of a director candidate provides any materials, such materials will be forwarded to the Nominating and Governance Committee as part of its review.  Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Governance Committee, the Board or the Nominating and Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Board or the Nominating and Governance Committee will determine whether to interview the prospective nominee. If warranted, one or more members of the Board or the Nominating and Governance Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Board or the Nominating and Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Nominations by Shareholders.  Any shareholder wishing to nominate a candidate should provide the following information in a letter addressed to the Chairman of the Nominating and Governance Committee in care of the Company’s General Counsel no later than 120 days prior to the one year anniversary of the date the proxy statement was mailed in connection with the most recent annual meeting (nominations for the 2010 annual meeting must be submitted before August 15, 2009):

•	the name and address of the shareholder recommending the person to be nominated;
•	a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding;
•	a description of all arrangements or understandings between the shareholder and the recommended nominee;
•
information as to any plans or proposals of the type required to be disclosed in Schedule 13D (including, without limitation, plans involving acquisitions of the Company’s securities and/or plans involving a potential merger or change of control transaction) and any proposals that the nominee proposes to bring to the Board of Directors if so elected;

•
any other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); and

•	the consent of the recommended nominee to serve as a director of the Company if so elected.

Additional information may be requested to assist the Nominating and Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the notice must meet any other requirements that may be contained in the Company’s then-current Bylaws at the time of the notice.

Shareholder Communications.

Any shareholder or interested party who wishes to communicate with our Board of Directors or any specific directors, including non-management directors, may write to:

Board of Directors Command Center, Inc.
c/o Corporate Secretary
3773 West 5th Avenue
Post Falls, ID  83854

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must indicate whether or not the author is a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. If the Company develops any other procedures, they will be posted on the Company’s corporate website.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board.

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties and to attend all Board, committee and shareholders’ meetings. Meetings and actions of the Board include regular meetings, special meetings and actions by unanimous written consent.  The Board met one time during 2007 in a special meeting and acted through unanimous written consent on six occasions. During 2008, through the date of this Proxy Statement, the Board has met two times, none of which were regular meetings and both of which were special meetings and has acted through unanimous consent eight times.  All directors who have served since the beginning of the last fiscal year have attended at least 75% of the meetings of the Board and of the committees on which they have served.  There is no policy regarding director attendance at the annual meetings and special meetings of shareholders.  The Company did not have an Annual Meeting of Shareholders last year.

Committees of the Board of Directors

Our Board of Directors recently established three standing committees to facilitate and assist the Board in the execution of its responsibilities.  The committees are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  The composition and function of each of our committees complies with the rules of the Securities and Exchange Commission that are currently applicable to us and will continue to comply with any additional rules or regulations that become applicable in the future, and we intend to comply with additional exchange listing requirements to the extent that they become applicable to us in the future.  The Board has also recently adopted a charter for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Charters for each committee are available on the Company’s website at www.commandonline.com.  The charter of each committee is also available in print to any shareholder who requests it. The table below shows current membership for each of the standing Board committees.

Audit	Compensation	Nominating and Corporate Governance
Ralph Peterson (Chair)	John Schneller (Chair)	Ralph Peterson (Chair)
John Schneller	Ralph Peterson	John Schneller

The committees are described below.

Audit Committee.  Ralph Peterson and John Schneller currently serve on the Audit Committee.  The Audit Committee has recently been established and a copy of the Audit Committee charter is available on our website at www.commandonline.com.  Mr. Peterson is the chairman of our Audit Committee. The Audit Committee was not yet formed and therefore did not meet during fiscal year 2007.  The Audit Committee has not met to date during 2008.  The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	coordinating the oversight and reviewing the adequacy of our internal controls over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns;
•	preparing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement; and
•	determining funding for, selecting, evaluating, and replacing independent auditors.

Prior to formation of the Audit Committee, the entire Board of Directors performed a similar or equivalent function in lieu of an audit committee and since the appointment of Messrs. Peterson and Schneller, the independent directors have performed in such capacity.  For the fiscal year ending December 28, 2007, the audit of our financial statements was reviewed by the entire Board of Directors acting as the Audit Committee.  The Company’s auditors also held a conference telephone meeting with Ralph Peterson, acting as Chairman of the Audit Committee.  During the telephone conference, the Chairman of the Audit Committee reviewed and discussed with the auditors, among other things:

•	the status of any significant issues in arising during the quarterly reviews and annual audit of the Company’s financial statements;
•	the Company’s annual audit plan for 2008 and the internal and external staffing resources necessary to carry out the Company’s audit plans;
•	the Company’s significant accounting policies and estimates;
•	the Company’s progress toward documenting internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002;
•	the impact of new accounting pronouncements;
•	current tax matters affecting the Company;
•	the Company’s management information systems.

The Chairman of the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-KSB for the year ended December 28, 2007, for filing with the Securities and Exchange Commission.

Our Board of Directors has determined that Mr. Peterson qualifies as an “audit committee financial expert” as defined under the Securities Exchange Act of 1934 and the applicable rules of the NASDAQ Capital Market and that both members of the Audit Committee are independent pursuant to the independence standards set forth in Rule 10A-3 of the Exchange Act and that all the members of the Audit Committee are financially literate pursuant to the NASDAQ Marketplace Rules.

Compensation Committee.  The Board appointed a Compensation Committee in December, 2008.  John Schneller serves as Chairman of the Compensation Committee and Ralph Peterson also serves on the committee.  The Compensation Committee was not yet formed and therefore did not meet during fiscal year 2007.  The Compensation Committee has not yet met during 2008.  The Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to Rule 10A-3 of the Exchange Act and the NASDAQ Marketplace Rules.  The Compensation Committee Charter is on our website at www.commandonline.com.  The Compensation Committee’s responsibilities include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;
•	reviewing and approving the compensation of our other executive officers;
•	overseeing and administering our compensation, welfare, benefit and pension plans and similar plans;
•	reviewing and making recommendations to the Board with respect to director compensation;
•	administering any stock incentive plan then in effect; and
•	overseeing the development and implementation of management development plans and succession planning practices.

The scope of the Compensation Committee’s authority is outlined above.  The Compensation Committee may also engage outside compensation consultants to assist with its determinations in its sole discretion.  No such consultants are currently engaged.  Executive management of the Company is actively involved in determining appropriate compensation and making recommendations to the Committee for its consideration.

Nominating and Corporate Governance Committee.  The Board appointed members of the Nominating and Corporate Governance Committee in December, 2008.  The Nominating and Corporate Governance Committee has a Charter which is available on the Company’s website at www.commandonline.com.  Members of the Committee include Ralph Peterson (Chairman) and John Schneller.  The Nominating and Corporate Governance Committee was not yet formed and therefore did not meet in fiscal year 2007.  The Nominating and Corporate Governance Committee has also not yet met to date during 2008.  The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the Board criteria for Board and committee membership;
•	establishing procedures for identifying and evaluating director candidates including nominees recommended by shareholders;
•	identifying individuals qualified to become Board members;
•	recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;
•	developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance guidelines; and
•	overseeing the evaluation of the Board and management.

Executive Officers.

Each of our executive officers has been appointed by our Board of Directors and serves until his or her successor is duly elected and qualified.  In additional to our executive officers who also serve as directors, Thomas Gilbert currently serves as our Chief Operating Officer and Ronald Junck serves as our Executive Vice President and General Counsel.

Tom Gilbert has served as our Chief Operating Officer and a Director since November 9, 2005.  Before joining our Company, Mr. Gilbert owned and operated Anytime Labor, a Colorado corporation.  From July 1998 through December 2001, Mr. Gilbert, as Regional Vice President for Labor Ready, Inc., was responsible for the management of up to 400 temporary labor offices located in 23 states and 5 Canadian provinces.

Ron Junck has been our General Counsel since 2003.  From 1974 until 1998, Mr. Junck practiced law in Phoenix, Arizona, specializing in labor law and commercial transactions.  From 1998 through 2001, Mr. Junck served as Executive Vice President and General Counsel of Labor Ready, Inc., and for several years served as a director of that company.  In 2001, Mr. Junck returned to the private practice of law.

Director Compensation.

The Company historically has not paid compensation to directors for their services performed as directors.  In fiscal year 2008 to date, we have paid Ralph Peterson and John Schneller $5,000 each as director fee for prior service as directors.  No director was paid any compensation in fiscal year 2007.  The Company is still evaluating the issue of compensation for its independent directors and expects to begin paying a regular fee or other compensation to its independent directors beginning in the first quarter of 2009.  Our employee directors receive no compensation for attendance at Board meetings or meetings of Board committees. Directors who are not also executive officers of the Company are also reimbursed for any expenses they may incur in attending meetings.

Code of Ethics.

The Company has prepared a Code of Ethics applicable to all directors and employees of the Company and a separate Code of Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer that is designed to comply with the requirements of the Sarbanes-Oxley Act of 2002.  The draft Codes of Ethics are intended to be submitted to the Board of Directors for adoption at its next regular meeting, to be held after the Annual Meeting of the Shareholders.  The Company is not currently subject to any rules or regulations that require it to have a Code of Ethics but has worked diligently to prepare Codes of Ethics that the Board believes will be meaningful and effective.

The Company intends to disclose its Codes of Ethics and any subsequent amendments thereto (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Code of Ethics for directors or executive officers, on the Company’s website at www.commandonline.com once such Codes of Ethics are adopted.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company’s officers and directors and certain other persons to timely file certain reports regarding ownership of and transactions in the Company’s securities with the Securities and Exchange Commission.  Copies of the required filings must also be furnished to the Company.  The Company became subject to the requirements of Section 16(a) on February 8, 2008.  Based solely on its review of such forms received by it, or representations from certain reporting persons, the Company believes that during the portion of 2008 that the Company was subject to such requirements through the date of this Proxy Statement, all applicable Section 16(a) filing requirements were met, and that all such filings were timely, except that the initial Form 3 filing with respect to John Schneller’s ownership of Company shares was filed late.

Compensation Discussion and Analysis.

The Board of Directors’ and Compensation Committee’s responsibilities relating to the compensation of our Company’s Chief Executive Officer and other executives and directors includes (a) reviewing and reporting on the continuity of executive leadership for our Company; (b) approving the compensation structure for our CEO; and (c) reviewing the compensation structure for each of our other Named Executive Officers (“NEOs”) as listed under Item 11, “Executive Compensation – Summary Compensation Table” on page 25 below.

Responsibility for discharging these responsibilities, and for establishing, maintaining, overseeing, evaluating and reporting upon our executive compensation plans and programs, was undertaken by the Board of Directors prior to appointment of a Compensation Committee in December, 2008.

Objectives of Our Compensation Program.

In general, our objectives in structuring compensation programs for our NEOs is to attract, retain, incentivize, and reward talented executives who can contribute to our Company’s growth and success and thereby build value for our shareholders over the long term.  In the past, we have focused on cash compensation in the form of base salary as the primary element of our compensation program for NEOs.

In past years, we did not have any executive compensation policies in place and our Board of Directors was responsible for annually evaluating individual executive performance.  Historically, our Board of Directors reviewed and approved all of our compensation packages, and determined the appropriate level of each compensation component for each executive officer based upon compensation data and information gleaned from other sources as to salary levels at comparable companies. Our Board of Directors has also relied on its members’ business judgment and collective experience in our industry. Although it did not benchmark our executive compensation program and practices, our Board of Directors believes that executive compensation levels have historically been well below compensation levels for comparable executives in other companies of similar size and stage of development in similar industries and locations.

During 2009 we intend to expand the elements of our executive compensation program to include the following:

•	Cash compensation in the form of base salary and incentive compensation (performance-based bonuses);
•      Equity-based awards;
•      Deferred compensation plans; and
•      Other components of compensation.

In addition, the employment agreements with each of our executive officers provide for certain retirement benefits and potential payments upon termination of employment for a variety of reasons, including a change in control of our Company.  See “Summary of Employment Agreements,” below.

Elements of Compensation.

Base Salary.  The compensation received by our executive officers consists of a base salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience. Subject to any applicable employment agreements, base salaries will be reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Bonus.  In addition to base salaries, executive compensation will include annual bonuses to our executive officers based on satisfactory achievement of performance objectives established prior to the beginning of each fiscal year. We have not yet formulated the bases upon which we will pay bonuses to our executive officers for 2009. We may increase the annual bonus paid to our executive officers at our discretion.

Equity and Other Compensation.  We offer $20,000 of Company paid life insurance to each employee, including officers and directors.  We also provide a 401(k) plan to all employees, including officers and directors.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public Company for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, if certain performance-based requirements are met, qualifying compensation will not be subject to this deduction limit. Current compensation levels are substantially below $1,000,000 to our CEO and the other 4 most highly compensated executive officers.  While the limitations of Section 162(m) generally have not been of concern to us, we intend to consider the requirements of Section 162(m) in developing our compensation policies in the future.

Role of Executive Officers in Executive Compensation.

During our most recently completed fiscal year (2007), we did not have a Compensation Committee or another committee of our Board of Directors performing equivalent functions. Instead, the entire Board of Directors performed the function of a compensation committee.  The newly appointed Compensation Committee will begin to serve in this role as described under “Compensation Committee” above.  None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as an independent director on the Board of Directors or Compensation Committee.

Summary Compensation Table.

The following table provides summary information about compensation expensed or accrued by our Company during the fiscal years ended December 28, 2007, and December 29, 2006, for (a) our Chief Executive Officer, (b) our Chief Financial Officer, (c) the 3 other executive officers other than our CEO and CFO serving at the end of such fiscal years; and (d) one additional individual for whom disclosure would have been provided but for the fact that he was not serving as an executive officer at the end of fiscal year 2007 (collectively, the “Named Executive Officers” or “NEOs.”)  During the fiscal year ended December 31, 2005, the Company did not have any executive officers that received in excess of $100,000 in compensation and the Principal Executive Officer of the Company received no compensation in that year.  Columns required by SEC rules are omitted where there is no amount to report.

Name and Principal Position	Year	Salary		All Other Compensation	Total
Glenn Welstad (1) Director and Chief Executive Officer	2007 2006	$ $	180,000 180,000		$ $	180,000 180,000
Thomas Gilbert Chief Operating Officer and a former Director	2007 2006	$ $	120,000 120,000		$ $	120,000 120,000
Todd Welstad Director and Chief Information Officer	2007 2006	$ $	120,000 120,000		$ $	120,000 120,000
Brad E. Herr (2) Director and Chief Financial Officer	2007 2006	$ $	120,000 27,692	$20,770	$ $	120,000 48,462
C. Eugene Olsen Former Chief Financial Officer (3)	2006		$110,769			$110,769
Ron Junck Executive Vice President, General Counsel and a former Director	2007 2006	$ $	100,000 18,846		$ $	100,000 18,846

(1)
Glenn Welstad is employed by the Company at an annual salary of $180,000.  During the first half of 2006, Mr. Welstad deferred $90,000 of his salary.  This amount was subsequently converted into $90,000 of Common Stock in the third quarter of 2007 (6,000 shares).

(2)
Brad E. Herr was employed by the Company part time on October 1, 2006, and full time on December 1, 2006.  Prior to that time, Mr. Herr performed consulting services for the Company at $3,000 per month.  In 2007, Mr. Herr was paid $20,770 for services rendered and accrued in 2006.

(3)	Mr. Olsen served as chief financial officer from January 1, 2006 through December 19, 2006.

Summary of Executive Employment Agreements.

The terms of the executive employment agreements for Glenn Welstad, Chief Executive Officer, Todd Welstad, Chief Information Officer, and Thomas Gilbert, Chief Operating Officer, are substantially identical except for the differences noted below.  Each agreement is for a three-year initial term commencing January 1, 2006.  At the end of the initial three-year term, each agreement automatically renews for successive one-year terms, unless and until terminated by either party giving written notice to the other not less than 30 days prior to the end of the current term, or as otherwise set forth in such agreement.  There are not presently any executive employment agreements with Brad Herr, Chief Financial Officer or with Ronald Junck, Executive Vice President and General Counsel.

Under the present agreements, employment may be terminated by the Company without cause on sixty days notice.  If termination is without cause and occurs within the initial three year term of the agreement, the executive will receive his base salary for one year.  If termination without cause occurs after the initial three year term, the executive will receive base salary for the remainder of the year in which termination occurs.  The agreements may also be terminated for cause on 15 days written notice, and in the events of death, disability or a change in control. Upon termination due to a change in control, the executive will continue to receive his or her base salary for twelve months.  Change in control is defined to include instances where there has been a significant turnover in the board of directors, upon a tender offer for more than 20% of the voting power of the Company’s outstanding securities, upon a merger or consolidation, or upon liquidation or sale of a substantial portion of the Company’s assets. The agreements contain non-competition and confidentiality provisions.

Mr. Glenn Welstad receives a base salary of $180,000 per year and is entitled to performance based compensation in an amount set by the Company’s Board of Directors.  Mr. Glenn Welstad’s agreement also provides for reimbursement of expenses for his spouse if she travels with him.  No such spousal travel reimbursements have been made to Mr. Welstad for the fiscal years 2006, 2007, or 2008 to date.  The agreements for Mr. Todd Welstad and Mr. Gilbert provide for base salaries of $120,000 per year and performance based compensation as set by the Board.  No performance based compensation was awarded for fiscal years 2006, 2007 or 2008 to date.  All three agreements provide for expense reimbursement for business travel and participation in employee benefits programs made available to the executive during the term of employment.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following tables set forth information regarding (a) the ownership of any non-management person known to us to own more than five percent of any class of our voting Common Stock, and (b) the number and percentage of our shares of Common Stock held by each director, each of the named executive officers and directors and officers as a group.  Percentages of ownership have been calculated based upon 36,290,053 shares of Common Stock issued and outstanding as of December 2, 2008.  There are no existing arrangements which may result in a change of control of the Company.

Security Ownership of Non-Management Owners.

The Company has three non-management shareholders who own 5% or more of the total outstanding shares of Common Stock.  Information relating to such shareholders is listed below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Myron Thompson (1) P.O. Box 969 Minot, ND 58702	3,811,631	10.50%
Common Stock	Kevin Semerad (1) 8528 Carriage Hill Circle Savage, MN 55378	3,588,961	9.89%
Common Stock	John R. Coghlan (2) 1307 N. King James Lane Liberty Lake, WA 99019	2,036,168	5.61%

(1)
Mr. Thompson and Mr. Semerad share beneficial ownership of 3,477,626 shares through common ownership of the entities that legally own the referenced shares. Mr. Semerad is a Regional Vice President with the Company.

(2)	Mr. Coghlan’s ownership includes shares beneficially owned through the Coghlan Family Corporation and Coghlan LLC.

Security Ownership of Management.

Name of Beneficial Owner	Individual Ownership	Shared Ownership	Total Beneficial Ownership	Percent of Class
Tom Gilbert (3, 4)	593,379	-	593,379	1.64%
Brad E. Herr (5)	187,500	-	187,500	0.52%
Ronald L. Junck (3)	2,972,365	-	2,972,365	8.19%
John Schneller (6)	-	-	0	0.0%

Name of Beneficial Owner	Individual Ownership	Shared Ownership	Total Beneficial Ownership	Percent of Class
Glenn Welstad (3)	6,225,693	1,323,327	7,549,020	20.80%
Todd Welstad (3)	1,366,132	-	1,366,132	3.76%
All Officers and Directors as a Group	11,353,569	1,323,327	12,676,896	34.93%

(3)
The individuals listed acquired a portion or all of their shares at the time of the acquisitions of assets from the Company’s former franchisees in May and June, 2006.  The number of shares indicated includes shares held in the names of the legal entities whose assets were acquired. The shares are considered beneficially owned by the individual if he has the power to vote and the power to sell the shares owned by such entity.  The full number of shares owned by an entity in which an officer or director held an interest are deemed beneficially owned by such officer or director.  Such shares are reflected in the Shared Ownership column.

(4)
Mr. Gilbert’s shares include shares owned by Thomas E. and Bonita L. Gilbert, Trustees of the Thomas E. Gilbert Revocable Trust Dated 6-29-1999.  Mr. Gilbert was a member of our Board of Directors until his resignation in June, 2008.

(5)	Mr. Herr’s ownership includes shares beneficially owned through his IRA account.

(6)	An entity owned or controlled by Mr. Schneller holds warrants to purchase up to 116,435 shares of the Company’s common stock.

OTHER BUSINESS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, however, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended for inclusion in our fiscal year 2008 proxy statement and acted upon at our 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) must be received by us at our executive offices at 3773 West Fifth Avenue, Post Falls, Idaho 83854, Attention: Corporate Secretary, on or prior to August 15, 2009.

Shareholder proposals submitted for consideration at the 2010 Annual Meeting but not submitted for inclusion in our proxy statement, including shareholder nominations for candidates for election as directors, generally must be received by us at our executive offices on or prior to August 15, 2009 in order to be considered timely under SEC rules and our bylaws. However, if the date of the 2010 Annual Meeting is a date that is not within 30 days before or after January 20, 2010, the anniversary date of the 2009 Annual Meeting, notice by the shareholder of a proposal must be received no later than the close of business on the 10th calendar day after the first to occur of (i) the day on which notice of the 2010 Annual Meeting is mailed or (ii) public disclosure of the date of the 2010 Annual Meeting is made, including disclosure in a Quarterly Report on Form 10-Q filed by us with the SEC. Under applicable rules of the SEC, our management may vote proxies in their discretion regarding these proposals if (1) we do not receive notice of the proposal on or prior to August 15, 2009, or (2) we receive written notice of the proposal on or prior to August 15, 2009, describe the proposal in our proxy statement relating to the 2010 Annual Meeting and state how the management proxies intend to vote with respect to such proposal.

FORM 10-KSB

Our 2007 10-KSB (which is not a part of our proxy soliciting materials), is being mailed to our shareholders with this Proxy Statement. The 2007 10-KSB and the exhibits filed with it are available at our web site at www.commandonline.com. Upon request by any shareholder to the Corporate Secretary at the address listed above, we will furnish a copy of any or all exhibits to the 2007 10-KSB.

PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

COMMAND CENTER, INC.

This Proxy Is Solicited On Behalf Of The Board Of Directors

The undersigned hereby appoints Glenn Welstad and Brad Herr (collectively, the “Proxies”), and each of them, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Command Center, Inc. (the “Company”) to be held at Templin’s Red Lion Resort, 414 East First Avenue, Post Falls, Idaho 83854 on Tuesday, January 20, 2009 at 10 a.m. (Pacific Standard Time) and at any adjournments thereof.  Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the Proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS:

1.  Election of Directors

01. Glenn Welstad	FOR	WITHHELD
	☐	☐
02. Brad Herr	FOR	WITHHELD
	☐	☐
03. Todd Welstad	FOR	WITHHELD
	☐	☐
04. John Schneller	FOR	WITHHELD
	☐	☐
05. Ralph Peterson	FOR	WITHHELD
	☐	☐

2.	The Company proposal to approve the 2008 Stock Incentive Plan.	FOR	AGAINST	ABSTAIN
		☐	☐	☐
3.	The Company proposal to approve the 2008 Employee Stock Purchase Plan.	FOR	AGAINST	ABSTAIN
		☐	☐
4.	The Company proposal to ratify the selection of DeCoria Maichel & Teague, P.S. as the independent accountants for the Company for the fiscal year ending December 26, 2008	FOR ☐	AGAINST ☐	ABSTAIN ☐

This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholders.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.

Address:

Signature:	Signature, if held jointly	Dated:
When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by an authorized person

Command Center, Inc.

Annual Meeting of Shareholders
at
Templin’s Red Lion Resort, 414 East First Avenue, Post Falls, Idaho 83854
at
10 a.m. (Pacific Standard Time)
on
Tuesday, January 20, 2009

Parking Information:   There is plentiful parking in the parking lot of the resort.

NO TICKET IS REQUIRED.
Doors open at 9:30 a.m.